UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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Cypress Semiconductor Corporation

(Name of Registrant as Specified In Its Charter)

T.J. Rodgers

J. Daniel McCranie

Camillo Martino

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

INDEPENDENT PROXY ADVISORY FIRM EGAN-JONES: ELECTING CYPRESSFIRST NOMINEES

MCCRANIE AND MARTINO TO CYPRESS BOARD “IN BEST INTEREST OF THE COMPANY AND ITS SHAREHOLDERS”

“The Company Needs an Urgent Correction of What Appears to Be an Extremely Problematic Board”

CypressFirst Nominees “Far More than Qualified” than Conflicted Executive Chairman Ray

Bingham and Lead Director Eric Benhamou who “Has Most Likely Breached his Fiduciary Duties”

SAN JOSE, C.A., June 2, 2017—Camillo Martino and J. Daniel McCranie, nominees for election to the Cypress Semiconductor Corporation (NASDAQ: CY) Board of Directors, and T.J. Rodgers, founder and former CEO of Cypress and the Company’s largest individual stockholder (collectively “CypressFirst”), today announced that independent proxy advisory firm Egan-Jones has recommended that Cypress stockholders vote the GOLD proxy card FOR the election of Messrs. Martino and McCranie to the Cypress Board of Directors, saying that it believes this “is in the best interest of the Company and its shareholders.”

In its June 2 report, Egan-Jones states [emphasis added]:

“In our view, the arguments raised by CypressFirst regarding Mr. H. Raymond Bingham’s affiliation with the Company’s competitor (in terms of acquiring other technology firms), Canyon Bridge, [are] well-founded.

“Generating revenues from M&As has been one of Cypress’ solid assets for the past years. However, Mr. Bingham’s presence on the Board, through his ownership in Canyon Bridge, would, in our opinion, make future endeavors questionable and implausible. In a recent filing by the Company, the Cypress Board appears to admit that Mr. Bingham has discussed inside knowledge of Cypress’s M&A activities and prospects with Canyon Bridge.

“We are compelled to recommend a vote FOR the CypressFirst nominees because of our belief the Company needs an urgent correction of what appears to be an extremely problematic Board. Mr. H. Raymond Bingham’s position as Executive Chairman while simultaneously serving as one of the owners of Canyon Bridge, in our view, does not only manifest a clear conflict of interest, but also a deprivation of the shareholders in their right have a Board and management with integrity and credibility.

“We are not convinced that Mr. Bingham’s interests are aligned with the shareholders.”

Egan-Jones further stated:

“We are convinced that Lead Director Eric Benhamou has most likely breached his fiduciary duties as a director by allowing Mr. Bingham’s retention in the Company. The Lead Director, we believe, is a crucial position who is bound to perform as a check and balance between the management and the Board. Instead, Mr. Benhamou gave a green light for Mr. Bingham not only to be an executive director but to be paid what we find to be egregious compensation, making him one of the top named executive officers of Cypress.

FOR IMMEDIATE RELEASE

“We reiterate that it is our opinion that Mr. Benhamou, as a Lead Director, has demonstrated poor oversight and lack of accountability by failure to ensure the implementation the Cypress’ Code of Business Conduct and Ethics. Apparently, the Code prohibits such conflict of interest and ‘moonlighting’ across companies, but Mr. Benhamou, in our view, camouflaged this violation to the shareholders. Also, we take note of Delaware Court’s recent ruling to produce the documents requested by Mr. Rodgers. Instead of making amends and settlement, the Company litigated the ruling in what we believe to be an effort to cover-up the conflict of interest.

“We strongly believe that the two CypressFirst nominees are far more than qualified than Messrs. Bingham and Benhamou. Both J. Daniel McCranie and Camillo Martino are highly qualified in terms of governance and executive experience in the semiconductor industry. Currently, we find that only two out of seven directors have semiconductor expertise and in our view, the CypressFirst nominees, would be successful in increasing operating margins and reforming the doubtful governance culture in the Company.

“We fear that even the appearance of a ‘Chinese connection’ at the Board or management level of a domestic semiconductor firm could preclude or severely limit participation in both domestic and NATO defense, intelligence, law enforcement, and cybersecurity projects, both now and in the future.”

As previously announced, the Delaware Court of Chancery has ordered the delay of the Cypress Annual Meeting of Stockholders, previously scheduled for June 8th, until at least June 19th to allow stockholders time to consider further disclosures ordered by the Court regarding Mr. Bingham’s conflicts of interest. CypressFirst urges stockholders to end the governance crisis at Cypress by voting the GOLD proxy card FOR the election of highly qualified candidates Dan McCranie and Camillo Martino. Stockholders should not vote on the Board’s White proxy card, even as a protest vote. Only by voting the GOLD proxy card can stockholders ensure any Board change.

Media Contacts

Abernathy MacGregor

Jeremy Jacobs / Trevor Martin

212-371-5999 / 415-926-7961

JRJ@abmac.com

TRM@abmac.com

Investor Contacts

MacKenzie Partners

Daniel Burch / Laurie Connell

212-929-5500

Dburch@mackenziepartners.com

Lconnell@mackenziepartners.com

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